UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 24, 2020, Standard General sent the following communication to shareholders of the Company.

April 24, 2020

Dear Fellow TEGNA Shareholder,

We want our fellow shareholders to be aware of disturbing news that has come to our attention. Our company, TEGNA, is furloughing local news staff, even as the need for trusted news in the communities we serve has never been greater. The COVID-19 crisis is one that no one could have predicted. But how we react to crisis defines who we are. We would contrast TEGNA’s response to that of other broadcasters such as Gray Television and EW Scripps. In this act, TEGNA management stands alone—we know of no other pure play broadcaster doing the same.

This action has the potential to cause lasting damage to TEGNA’s reputation, community standing and, importantly, its employees. We cannot understand why it is that the company did not see it fit to announce this material information to shareholders amidst a fury of recent press releases.

Below is some of the industry coverage we could find on this. As you can imagine, TEGNA’s employees are unhappy that TEGNA is taking these actions. Long-time employees have noted that the last time the executives took a temporary pay cut, they immediately paid themselves back through bonuses at the end of the year while those employees that lost out were not recompensated. TEGNA is also having their station managers read from a script: an action that resonates particularly off-key in our industry given the criticism from the FCC that Sinclair Broadcasting received doing something similar across multiple stations. Most troubling is the gag order that managers have attempted to impose on their furloughed staff—something about active censorship of journalists seems particularly upside down even in the crazy world we live in today.

Lastly, TEGNA employees have noticed the constant barrage of banner ads on Yahoo! Finance and over the internet that you may have noticed as well, beseeching people to vote for TEGNA management. All this active campaigning for their Board seats with our shareholder funds is bad enough. But when we calculate that the entire savings from the employee furlough will be less than TEGNA will spend on its bevy of investment bankers and lawyers TEGNA hired in this proxy contest, it is not just us shareholders that are troubled by this. TEGNA is spending millions to prevent its largest owner from having a seat on the Board while its reporters go unpaid and communities go underserved.

Please let us know if we can answer any questions or otherwise be at all helpful.

Best Regards,

Soo Kim

Founding Partner, Standard General L.P.

PugetSound.Media - Tegna making cuts while Gray Television does opposite

By Mike Cherry

April 6, 2020

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Scott Jones’ FTVLive today reports that Tegna is the latest broadcasting corporation making cuts in the wake of severe advertising curtailment during the COVID-19 crisis.  In an email to all staff, Tegna CEO Dave Lougee has stated that employees are being told that between the end of April and the end of June that they will be asked to take a week off with no pay, but will retain their benefits. The message also stated that GM’s are taking a 20% pay cut, while CEO Dave Lougee will take a 25% pay cut over a 3 month period. The company has not ruled out future layoffs as well. Tegna owns KING-TV & KONG-TV here in the Northwest.

Meanwhile, Gray Television has sent an email memo to staff to indicate that the company will not be implementing layoffs or furloughs during the pandemic. FTVLive obtained the email from Gray’s CEO Hilton H Howell Jr. which informs employees they will continue in their jobs, receive all benefits, health care & dental coverage. Additionally, Gray staff will not be asked to take unpaid leave or pay cuts.

It’s refreshing & reassuring to read that at least one corporate broadcaster is trying to ‘weather the storm’ & forgo profits & corporate revenue income for the sake of keeping hard-working staff on air & ensuring the public remains informed during this trying time.

FTV Live - Look Where Tegna is Spending Millions of Dollars While Furloughing Employees

By Scott Jones

April 24, 2020

The Furloughs have started at Tegna and will continue for the next couple of months.

But, you maybe be interested in knowing that Tegna has spent millions of dollars trying to fight off investing group Standard General.

Standard General are active investors in broadcasting/media and are currently the largest investor in Tegna. The company, headed by Soo Kim owns almost 12% of Tegna and is currently trying to get some seats on Tegna’s board of directors.

Tegna has spent nearly $15 million dollars trying to fight off Standard General and despite Kim owning the largest share of the company, Tegna does not want him or his people on their board.

Standard General wants to have 4 seats on the 12 person board and Tegna’s executives are doing all they can to stop that from happening. Tegna has gone so far as to buy ads on FTVLive and other websites to beg shareholders to vote to keep the current board members.

Many of Tegna’s current board members lack broadcasting experience and know next to nothing when it comes to TV news.

Standard General wants to bring board members that understand how broadcasting and TV news work. In other words, Standard General thinks you should have Journalists cover the news and not comedians. What a concept!

Tegna CEO Dave Lougee is begging shareholders to use their proxy vote to keep his board intact. As Tegna's largest shareholder, Standard General thinks that it deserves a few seats at the table.

FTVLive couldn't care less what is happening in the boardroom, but we do care as to what is happening in the newsroom?

Tegna is asking their news people to cover the COVID pandemic and inform the viewers. They are rewarding those people by furloughing them and cutting their pay. This is all happening while they are spending millions to try and starve off Standard General in a proxy fight.

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Tegna has told their employees that the furloughs are being used to hopefully stop layoffs. They are not telling their employees that they have spent north of $10 million bucks, so their cushy board members can keep their seats.

And so they can continue to hire comics to do the news.

FTVLive - Tegna General Managers Read From The Same Script

April 07, 2020

By Scott Jones

Yesterday, FTVLive was the FIRST (by hours) to tell you that Tegna was telling their employees that they were going to be furloughed.

The General Managers at Tegna stations all scheduled conference calls with their staff at the same time and then the GM’s read off a script that was provided by corporate.

FTVLive was texting and emailing with a number of Tegna employees as the furloughs were being announced and it was like I was listening to people sitting in the exact same meeting, even though that were all over the country at different stations.

“I can tell my GM is reading a script, it sounds nothing like how he talks or interacts,” said one Tegna employee in an email.

“This reminds me of the Sinclair Anchors reading the Trump talking points,” said another Tegna staffer.

The one thing that all GM’s stressed to the staff was not to talk about the furloughs on social media or tell anyone.

“They didn’t want it out there and they surely did not want anyone leaking it to FTVLive,” said one employee. The Tegna GM’s talking points were, “complaining about one week of lost pay would be insensitive to viewers.”

Yet, as companies have been cutting back their workforce and viewers have been laid off or had their jobs eliminated, the news media has been covering the story. But, when furloughs are happening at their company, Tegna is asking their employees to keep it quiet.

So much for transparency at Tegna.

At least one TV newsie thinks he has seen this movie before:

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About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Media Contact
media@standgen.com

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Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com. Standard General has not sought or obtained consent from any third parties to use any statements, views or opinions of third parties presented herein.

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